Lyle B. Stewart, P.C.
                              3751 S. Quebec Street
                             Denver, Colorado 80237
                               Tel. (303) 267-0920
                               Fax. (303) 267-0922


Board of Directors
Medix Resources, Inc.                                March 1, 2000
Medix Resources, Inc.
7100 E. Belleview Ave., Suite 301
Englewood, CO 80111

Gentlemen:

     We have acted as counsel to Medix Resources, Inc. (the "Company"), in connection with the proposed sale by the Company of up to 9,540,253 shares of its common stock, par value $.001 per share, which sale is being registered on Form S-8 (the "Registration Statement"), filed by the Company on or about the date hereof with the Securities and Exchange Commission, under the Securities Act of 1933, as amended.

     In connection therewith, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deem appropriate as basis for the opinion set forth below.

     Based upon the foregoing, we are of the opinion that the shares of common stock to be sold by the Company in the manner described in the Registration Statement will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of our name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                        /s/ Lyle B. Stewart, P.C.
                                          Lyle B. Stewart, P.C.